SOUTHWEST AIRLINES REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

DALLAS, TEXAS - January 25, 2024 - Southwest Airlines Co. (NYSE: LUV) (the “Company”) today reported its fourth quarter and full year 2023 financial results:

•Fourth quarter net loss of $219 million, or $0.37 loss per diluted share
•Fourth quarter net income, excluding special items1, of $233 million, or $0.37 per diluted share
•Full year net income of $498 million, or $0.81 per diluted share
•Full year net income, excluding special items1, of $986 million, or $1.57 per diluted share
•Record fourth quarter and full year operating revenues of $6.8 billion and $26.1 billion, respectively
•Liquidity2 of $12.5 billion, well in excess of debt outstanding of $8.0 billion

Bob Jordan, President and Chief Executive Officer, stated, "2023 was a year of significant progress. We finished the year a much stronger Company thanks to the efforts of our incredible People. We completed a comprehensive winter action plan, restored our network, reached full utilization of our fleet, delivered significant new capabilities for our Customers, and had our best fourth quarter completion factor in more than a decade. And, importantly, we have maintained the strength of our investment grade balance sheet, despite the extraordinary challenges over the past few years. Our quarterly performance was at the better end of our expectations and included fourth quarter and full year records for operating revenues and passengers. We ratified five labor agreements in 2023, and with the successful ratification of an industry-leading contract for our Pilots, we have now ratified a total of nine agreements in just over a year, providing competitive market compensation packages to our outstanding People.

“I am very proud of our many accomplishments in 2023, but we have not yet delivered on our financial targets. As we work urgently to restore our profit margins to historical levels, we believe our 2024 plan provides a line of sight to improve our profitability year-over-year, earn our cost of capital this year, and provide significant progress towards our long-term goal to well exceed our cost of capital. Despite inflationary unit cost pressures from new labor agreements and a planned increase in aircraft maintenance, we plan to counter some of those cost pressures through strategic initiatives and already actioned network adjustments, creating operating margin3 expansion, excluding special items, in 2024. We also expect to make notable progress regaining efficiencies, with planned headcount at the end of

2024 flat to down year-over-year as we slow hiring to levels below attrition. We currently expect to grow our full year 2024 available seat miles roughly 6 percent, year-over-year, all of which is carryover from 2023 network restoration related growth. So, there is no net-new additional capacity in 2024. With the restoration of our network behind us, we plan to meter growth and continue to make adjustments, including capacity adjustments if needed, as we work vigorously to hit our financial targets.

“Our 2024 plan leverages a set of initiatives which, most importantly, includes better aligning the route network to new demand patterns. While it is early in the first quarter, these initiatives are delivering value and we expect them to contribute roughly $1.5 billion in incremental year-over-year pre-tax profits. As a result, we expect double-digit year-over-year operating revenue growth and year-over-year operating margin3 expansion. We expect our current initiatives to continue to deliver beyond 2024, and we are actively working on new initiatives. We will be relentless in executing against our plans to drive financial results while enhancing our great Hospitality and delivering a reliable and more efficient operation.”

Guidance and Outlook
The following tables introduce or update selected financial guidance for first quarter and full year 2024, as applicable:

1Q 2024 Estimation
RASM (a), year-over-year	Up 2.5% to 4.5%
ASMs (b), year-over-year	Up ~10%
Economic fuel costs per gallon[1,4]	$2.70 to $2.80
Fuel hedging premium expense per gallon	$0.08
Fuel hedging cash settlement gains per gallon	$0.02
ASMs per gallon (fuel efficiency)	79 to 81
CASM-X (c), year-over-year[1,5]	Up 6% to 7%
Scheduled debt repayments (millions)	~$7
Interest expense (millions)	~$62

2024 Estimation
ASMs (b), year-over-year	Up ~6%
Economic fuel costs per gallon[1,4]	$2.55 to $2.65
Fuel hedging premium expense per gallon	$0.07
Fuel hedging cash settlement gains per gallon	$0.01
CASM-X (c), year-over-year[1,5]	Up 6% to 7%
Scheduled debt repayments (millions)	~$29
Interest expense (millions)	~$249
Aircraft (d)	847
Effective tax rate	23% to 24%
Capital spending (billions)	$3.5 to $4.0
(a) Operating revenue per available seat mile ("RASM" or "unit revenues").
(b) Available seat miles ("ASMs" or "capacity"). The Company's flight schedule is currently published for sale through October 2, 2024. The Company currently expects second quarter 2024 capacity to increase in the range of 8 percent to 10 percent, year-over-year, and third quarter 2024 capacity to increase in the range of 3 percent to 5 percent, year-over-year.
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing ("CASM-X").
(d) Aircraft on property, end of period. The Company currently plans for approximately 79 Boeing 737 MAX ("MAX") aircraft deliveries and 49 aircraft retirements in 2024, including 45 Boeing 737-700s ("-700") and four Boeing 737-800s ("-800"). The delivery schedule for the 737-7 ("-7") is dependent on the Federal Aviation Administration ("FAA") issuing required certifications and approvals to The Boeing Company ("Boeing") and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and Boeing may continue to experience supply chain challenges, so the Company offers no assurances that current estimations and timelines will be met.

Revenue Results and Outlook:
•Fourth quarter 2023 operating revenues were a fourth quarter record $6.8 billion, a 10.5 percent increase, year-over-year
•Full year 2023 operating revenues were a record $26.1 billion, a 9.6 percent increase, year-over-year
•Fourth quarter 2023 RASM decreased 8.9 percent, year-over-year—better than the Company's previous guidance range due to higher-than-expected close-in bookings and continued yield strength

The Company had record fourth quarter and full year 2023 revenue performance due to healthy leisure demand and continued yield strength, especially during the holiday time periods, coupled with record fourth quarter ancillary revenue, loyalty program revenue, and passengers carried. Close-in bookings, including managed business bookings, performed at the better end of expectations in November and December, driving fourth quarter unit revenues to outperform the Company's previous guidance range.

The Company expects first quarter 2024 RASM to increase in the range of 2.5 percent to 4.5 percent, year-over-year. This increase includes an approximate five point tailwind due to the negative revenue impact incurred in first quarter 2023 associated with the December 2022 operational disruption. Sequentially, the performance represents a healthy improvement driven primarily by network optimization, market share contributions from the Company's Global Distribution System ("GDS") initiative, growth in the Rapid Rewards® loyalty program, and continued strength in overall demand. The network optimization is materially complete with the March 2024 schedule, at which point the Company expects a return to profitability.

After finalizing its 2024 plan, the Company now expects the combination of its network optimization efforts, the continued maturation of its development markets, and the incremental benefit of new and existing strategic initiatives to support 2024 operating margin3 expansion, excluding special items, driven by double-digit operating revenue growth, year-over-year, and lower market jet fuel prices, year-over-year. The Company also believes its 2024 plan provides a line of sight to earn its weighted average cost of capital (“WACC”) this year, and provides significant progress towards its long-term goal to consistently achieve after-tax return on invested capital (“ROIC”)6 well above the Company's WACC.

Fuel Costs and Outlook:
•Fourth quarter 2023 economic fuel costs were $3.00 per gallon1—at the lower end of the Company's previous expectations—and included $0.05 per gallon in premium expense and $0.12 per gallon in favorable cash settlements from fuel derivative contracts
•Full year 2023 economic fuel costs were $2.89 per gallon1—in line with previous guidance—and included $0.06 per gallon in premium expense and $0.12 per gallon in favorable cash settlements from fuel derivative contracts
•Fourth quarter 2023 fuel efficiency improved 4.0 percent, year-over-year, primarily due to more Boeing 737-8 ("-8") aircraft, the Company's most fuel-efficient aircraft, as a percentage of its fleet
•As of January 17, 2024, the fair market value of the Company's fuel derivative contracts settling in 2024 through the end of 2026 was an asset of $252 million
The Company's multi-year fuel hedging program continues to provide insurance against spikes in energy prices. The Company's current fuel derivative contracts contain a combination of instruments based on West Texas Intermediate and Brent crude oil. The economic fuel price per gallon sensitivities4 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of January 17, 2024.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	1Q 2024	2024
$60	$2.15 to $2.25	$2.10 to $2.20
$70	$2.50 to $2.60	$2.40 to $2.50
Current market (a)	$2.70 to $2.80	$2.55 to $2.65
$80	$2.80 to $2.90	$2.70 to $2.80
$90	$3.10 to $3.20	$3.00 to $3.10
$100	$3.35 to $3.45	$3.25 to $3.35

Fair market value of fuel derivative contracts settling in period	$12 million	$86 million
Estimated premium costs	$39 million	$158 million
(a) Brent crude oil average market prices as of January 17, 2024, were $77 and $76 per barrel for first quarter and full year 2024, respectively.

In addition, the Company is providing its maximum percentage of estimated fuel consumption7 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage (a)
2024	57%
2025	46%
2026	18%
(a) Based on the Company's current available seat mile plans. The Company is currently 60 percent hedged in first quarter 2024, 55 percent hedged in second quarter 2024, and 56 percent hedged in second half 2024.

Non-Fuel Costs and Outlook:
•Fourth quarter 2023 operating expenses increased 9.5 percent, year-over-year, to $7.2 billion
•Fourth quarter 2023 operating expenses, excluding fuel and oil expense, special items, and profitsharing1, decreased 0.7 percent, year-over-year
•Fourth quarter 2023 CASM-X decreased 18.1 percent, year-over-year, and full year 2023 CASM-X decreased 1.2 percent, year-over-year—both in line with previous expectations
•Accrued $118 million of profitsharing expense for 2023 for the benefit of Employees

The Company's fourth quarter 2023 CASM-X decreased 18.1 percent, year-over-year, primarily due to the elevated operating expenses and lower capacity levels in fourth quarter 2022 as a result of the December 2022 operational disruption. This unit cost decrease was partially offset by year-over-year general inflationary cost pressures, including higher labor rates for all Employee workgroups, as well as the timing of planned maintenance expenses.

The Company's fourth quarter 2023 results included an approximate $426 million operating expense driven by an increase in the ratification bonus for Pilots as part of the new contract with the Southwest Airlines Pilots' Association ("SWAPA"). The $426 million change in estimate relates to prior periods and was, therefore, treated as a special item in the Company's fourth quarter 2023 Non-GAAP financial results. Of the $426 million change in estimate, $54 million relates to first quarter 2023, $24 million relates to second quarter 2023, $30 million relates to third quarter 2023, and the remaining $318 million relates to periods prior to 2023. As a result, only the $318 million relating to periods prior to 2023 was treated as a special item in the Company's full year 2023 Non-GAAP financial results. The change in estimate recorded in fourth quarter 2023 represents the Company’s best current estimate with regards to the final ratification bonus that is due to be paid to each eligible Pilot, as determined as of the agreement ratification date of January 22, 2024. The process to determine the exact amount due to each Pilot, which must also be reconciled with and approved by SWAPA, is complex as it takes into account items that are inherently difficult to estimate. Therefore, the amount is subject to change.

Full year 2023 net interest income, which is included in Other expenses (income), increased $431 million, year-over-year, primarily due to a $366 million increase in interest income driven by higher interest rates, coupled with an $81 million decrease in interest expense driven by various debt repurchases and repayments throughout 2022.

The Company's 2023 effective tax rate was 26.3 percent, approximately three points higher than the Company's expectations primarily due to the tax impact of the settlement reached with the Department of Transportation ("DOT") regarding the December 2022 operational disruption. The Company currently estimates its 2024 effective tax rate to be in the range of 23 percent to 24 percent.

The Company currently expects its first quarter 2024 CASM-X to increase in the range of 6 percent to 7 percent, year-over-year. Approximately three to four points of the increase are driven by higher 2024 market wage rate accruals for Employee workgroups with open agreements and for overall 2024 labor cost increases, including the wage rate increases and agreed-upon work rule changes associated with the recently ratified Pilot contract. The majority of the remaining increase is driven by year-over-year pressure from maintenance expenses.

Furthermore, the Company currently expects similar cost pressures throughout the year, driving 2024 CASM-X to increase in the range of 6 percent to 7 percent, year-over-year. Specifically, the Company expects approximately four to five points of the increase to be driven by higher year-over-year labor costs, and approximately two points of the increase to be driven by higher year-over-year maintenance expenses. Progressing through the year, the Company's focus will be on regaining efficiencies to help counter inflationary cost pressures. To this end, the Company plans to end the year with headcount in the range of flat to down on a year-over-year basis.

Capacity, Fleet, and Capital Spending:
The Company's fourth quarter 2023 capacity increased 21.4 percent, and full year 2023 capacity increased 14.7 percent, both year-over-year. The Company's flight schedule is currently published for sale through October 2, 2024. In light of the Company's efforts to finalize its 2024 plans and moderate capacity growth, the Company now expects first quarter 2024 capacity to increase approximately 10 percent; second quarter 2024 capacity to increase in the range of 8 percent to 10 percent; third quarter 2024 capacity to increase in the range of 3 percent to 5 percent; and full year 2024 capacity to increase approximately 6 percent, all year-over-year. Planned ASM growth in the second half of the year is driven by an expected increase in average aircraft trip stage length with both seats and trips flown expected to be down, year-over-year, in the third and fourth quarters of 2024. The Company continues to plan for capacity growth beyond 2024 in the low- to mid-single-digits, year-over-year. However, the Company will continue to evaluate plans based on progress made against its long-term financial goals.

The Company received 17 -8 aircraft during fourth quarter 2023, including one more -8 aircraft delivery than previously planned, for a total of 86 -8 aircraft deliveries in 2023, compared with previous guidance of 85 -8 aircraft. The Company ended 2023 with 817 aircraft, which reflected 39 -700 aircraft retirements, compared with its previous guidance of 41 retirements, due to shifting two -700 retirements into 2024.

The Company is currently planning for approximately 79 MAX aircraft deliveries in 2024, which differs from its contractual order book displayed in the table below due to Boeing's continued supply chain challenges and the current status of the -7 certification. The Company plans to retire approximately 49 aircraft, including 45 -700s and four -800s, ending 2024 with roughly 847 aircraft in its fleet. The Company's current capacity plans do not assume placing the -7 in service this year and is subject to Boeing's production capability.

The Company’s full year 2023 capital expenditures were $3.5 billion, in line with the Company's previous guidance. The Company estimates its 2024 capital spending to be in the range of $3.5 billion to $4.0 billion, which includes approximately $2.2 billion in aircraft capital spending and $1.6 billion in non-aircraft capital spending. Including both capital spending and operating expense budgets, the Company currently expects to spend approximately $1.7 billion in 2024 on technology investments, upgrades, and system maintenance. The Company currently estimates its average annual capital spending to be approximately $4 billion through 2027 and will continue to evaluate this level of capital spending based on the Company's performance compared with its long-term financial goals.

Since the previous financial results release on October 26, 2023, the Company exercised eight -7 options for delivery in 2025. Additionally, the Company accelerated one 2024 -8 firm order into 2023,

converted and shifted three 2025 -7 firm orders to three 2024 -8 firm orders, and shifted an additional three 2025 -8 firm orders into 2024, resulting in 85 2024 contractual MAX aircraft deliveries (27 -7s and 58 -8s). The following tables provide further information regarding the Company's contractual order book and compare its contractual order book as of January 25, 2024, with its previous order book as of October 26, 2023.

Current 737 Contractual Order Book as of January 25, 2024:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2024	27		58		—	85	(c)
2025	59		—		15	74
2026	59		—		26	85
2027	19		46		25	90
2028	15		50		25	90
2029	38		34		18	90
2030	45		—		45	90
2031	45		—		45	90
	307	(a)	188	(b)	199	694
(a) The delivery timing for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(c) The Company currently plans for approximately 79 MAX aircraft deliveries in 2024.

Previous 737 Order Book as of October 26, 2023 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2023	—	85	—	85
2024	27	53	—	80
2025	54	3	23	80
2026	59	—	26	85
2027	19	46	25	90
2028	15	50	25	90
2029	38	34	18	90
2030	45	—	45	90
2031	45	—	45	90
	302	271	207	780
(a) The 'Previous 737 Order Book' is for reference and comparative purposes only. It should no longer be relied upon. See 'Current 737 Contractual Order Book' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended 2023 with $11.5 billion in cash and cash equivalents and short-term investments, and a fully available revolving credit line of $1.0 billion
•The Company continues to have a large base of unencumbered assets with a net book value of approximately $17.3 billion, including $14.5 billion in aircraft value and $2.8 billion in non-aircraft assets such as spare engines, ground equipment, and real estate
•The Company had a net cash position8 of $3.5 billion, and adjusted debt to invested capital ("leverage")9 of 46 percent as of December 31, 2023
•The Company returned $428 million to its Shareholders through the payment of dividends during 2023
•The Company paid $85 million during 2023 to retire debt and finance lease obligations, including the retirement of $53 million in principal related to lease buyout transactions and $32 million related to scheduled lease payments

Awards and Recognitions:
•Named to FORTUNE's list of World's Most Admired® Companies; ranked #23 overall and #3 on the airline industry list
•Received the 2023 Freddie Awards title of Best Customer Service (Airline): Southwest Rapid Rewards™
•Recognized for providing the Best Loyalty Credit Card by the 2023 Freddie Awards for the Southwest Rapid Rewards™ Premier Credit Card
•Named the #2 domestic airline by the 2023 Elliot Readers' Choice Awards
•Ranked #2 on the Business Travel News (BTN) 2023 Airline Survey; only carrier on the survey to receive an increased total score two years in a row
•Named to Glassdoor's Best Places to Work list for the 14th consecutive year
•Recognized by Newsweek as one of America’s Greatest Workplaces for Diversity 2023
•Recognized by Newsweek as one of America’s Greatest Workplaces for Women
•Designated a 2023 Military Friendly Company by Viqtory
•Designated one of the 25 Best Companies for Latinos to Work 2023 by Latino Leaders Magazine

•Named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN's 2023 Disability Equality Index
•Named a 2023 Sustainability, Environmental Achievement, and Leadership ("SEAL") Business Awards winner in the Environmental Initiative category for the Company's investment in SAFFiRE Renewables, LLC
•Recognized in D CEO Magazine 2023 Nonprofit & Corporate Citizenship Awards in the Sustainability Leadership category

Environmental, Social, and Governance (ESG):
•Published the Company's annual corporate social responsibility and environmental sustainability report—the Southwest Airlines One Report—a comprehensive, integrated report that includes information on the Company's Citizenship efforts and key topics including People, Performance, and Planet, along with reporting guided by the Global Reporting Initiatives ("GRI") Standards, Sustainability Accounting Standards Board ("SASB"), United Nations Sustainable Development Goals ("UNSDG"), and the Task Force on Climate-Related Financial Disclosures ("TCFD") frameworks
•Published the Southwest Airlines Diversity, Equity, & Inclusion ("DEI") Report, a companion piece to the One Report. This comprehensive report is focused on the Company's current DEI priorities and path forward
•Announced an updated sustainability strategy, Nonstop to Net Zero, and new environmental sustainability goals on the Company's path toward net zero carbon emissions by 2050
•Announced an offtake agreement with USA BioEnergy, LLC, for up to 680 million gallons of neat sustainable aviation fuel ("SAF")
•Launched a new tool enabling eligible corporate Customers to support the growth of SAF through Southwest Business AssistTM
•Published a Supplier Code of Conduct and began integrating sustainability questions in the Company's request for proposal process with its suppliers
•Began partnering with EcoVadis, a sustainability ratings platform for global supply chains, to increase the transparency and measure the impact of the Company's supply chain
•Awarded 17 scholarships for a total commitment of $290,000 over four years to the 2023 Southwest Airlines Scholarship Program recipients

•Awarded 185 students four round trip tickets through the ¡Lánzate!/Take Off! Higher Education Travel Award Program to stay connected with their loved ones and community while pursuing higher education
•Announced collaboration with Boeing, the National Aeronautics and Space Administration ("NASA"), and other U.S. airlines to advise the Sustainable Flight Demonstrator ("SFD") project and development of the X-66A research aircraft
•Celebrated the 25th anniversary of the award-winning Adopt-A-Pilot® Program. This program has inspired thousands of fifth graders through science, technology, engineering, and mathematics ("STEM")-centered activities, connecting Southwest Pilots with classrooms to engage students in aviation-related lessons
•Announced Baylor University, Louisiana Tech, Middle Tennessee State University, and Oklahoma State University as university partners and Clay Lacy and Thrive Aviation as program partners in the airline's First Officer development and recruitment program: Destination 225º
•Visit southwest.com/citizenship for more details about the Company's ongoing ESG efforts

Conference Call
The Company will discuss its fourth quarter and full year 2023 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (also referred to as "excluding special items").
2Includes $11.5 billion in cash and cash equivalents and short-term investments, and a fully available revolving credit line of $1.0 billion.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. Projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
4Based on the Company's existing fuel derivative contracts and market prices as of January 17, 2024, first quarter and full year 2024 economic fuel costs per gallon are estimated to be in the range of $2.70 to $2.80 and $2.55 to $2.65, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
5Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
6See Note Regarding Use of Non-GAAP Financial Measures for additional information on ROIC. In addition, information regarding ROIC and economic results is included in the accompanying table Non-GAAP Return on Invested Capital (ROIC).
7The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
8Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
9See Note Regarding Use of Non-GAAP Financial Measures for an explanation of the Company's leverage calculation.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including with respect to its network adjustment and optimization efforts and the maturation of development markets, and including factors and assumptions underlying the Company's expectations and projections; (ii) the Company’s plans and expectations with respect to aircraft maintenance; (iii) the Company’s ongoing strategic initiatives and planned initiatives; (iv) the Company’s plans and expectations with respect to restoring efficiencies and delivering a more efficient operation; (v) the Company’s 2024 hiring plans and expectations, including its plans and expectations with respect to headcount; (vi) the Company's plans and expectations with respect to capacity, capacity adjustments, and network adjustments, including with respect to stage length, aligning the route network to demand patterns, and factors and assumptions underlying the Company's expectations and projections; (vii) the Company's expectations with respect to fuel costs, hedging gains, and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (viii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (ix) the Company's plans, expectations, and goals regarding its fleet and fleet delivery schedule, including with respect to deliveries and retirements, and including factors and assumptions underlying the Company's plans and expectations; (x) the Company’s expectations with respect to global distribution systems, its loyalty program, and passenger demand; and (xi) the Company’s labor plans and expectations. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (ii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iii) the emergence of additional costs or effects associated with the cancelled flights in December 2022, including litigation, government investigation and actions, and internal actions; (iv) the Company's dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (v) the Company's ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (vi) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vii) the Company's dependence on Boeing and Boeing suppliers with respect to the Company's aircraft deliveries, fleet and capacity plans, operations, maintenance, strategies, and goals; (viii) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing MAX 7 aircraft and Boeing production volumes; (ix) the Company's dependence on other third parties, in particular with respect to its technology plans, fuel supply, maintenance, environmental sustainability; Global Distribution Systems, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (x) the Company's ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (xi) the impact of labor matters on the Company's business decisions, plans, strategies, and results; (xii) the impact of governmental regulations and other governmental actions on the Company's business plans, results, and operations; and (xiii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10- K for the fiscal year ended December 31, 2022.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2023	2022	Percent Change	2023	2022	Percent Change
OPERATING REVENUES:
Passenger	$6,211	$5,541	12.1	$23,637	$21,408	10.4
Freight	44	43	2.3	175	177	(1.1)
Other	567	588	(3.6)	2,279	2,229	2.2
Total operating revenues	6,822	6,172	10.5	26,091	23,814	9.6

OPERATING EXPENSES:
Salaries, wages, and benefits	3,118	2,605	19.7	11,109	9,376	18.5
Fuel and oil	1,703	1,585	7.4	6,217	5,975	4.1
Maintenance materials and repairs	351	228	53.9	1,188	852	39.4
Landing fees and airport rentals	465	380	22.4	1,789	1,508	18.6
Depreciation and amortization	415	367	13.1	1,522	1,351	12.7
Other operating expenses	1,131	1,393	(18.8)	3,999	3,735	7.1
Total operating expenses	7,183	6,558	9.5	25,824	22,797	13.3

OPERATING INCOME (LOSS)	(361)	(386)	(6.5)	267	1,017	(73.7)

OTHER EXPENSES (INCOME):
Interest expense	66	68	(2.9)	259	340	(23.8)
Capitalized interest	(8)	(8)	—	(23)	(39)	(41.0)
Interest income	(159)	(116)	37.1	(583)	(217)	168.7
Loss on extinguishment of debt	—	1	n.m.	—	193	n.m.
Other (gains) losses, net	(17)	(45)	(62.2)	(62)	12	n.m.
Total other expenses (income)	(118)	(100)	18.0	(409)	289	n.m.

INCOME (LOSS) BEFORE INCOME TAXES	(243)	(286)	(15.0)	676	728	(7.1)
PROVISION (BENEFIT) FOR INCOME TAXES	(24)	(66)	(63.6)	178	189	(5.8)
NET INCOME (LOSS)	$(219)	$(220)	(0.5)	$498	$539	(7.6)

NET INCOME (LOSS) PER SHARE:
Basic	$(0.37)	$(0.37)	—	$0.84	$0.91	(7.7)
Diluted	$(0.37)	$(0.37)	—	$0.81	$0.87	(6.9)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	596	594	0.3	595	593	0.3
Diluted	596	594	0.3	640	642	(0.3)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts) (unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2023	2022	Percent Change	2023	2022	Percent Change
Fuel and oil expense, unhedged	$1,738	$1,701		$6,346	$6,780
Add: Premium cost of fuel contracts designated as hedges	30	26		121	105
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(65)	(142)		(250)	(910)
Fuel and oil expense, as reported	$1,703	$1,585		$6,217	$5,975
Deduct: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	(5)	(28)		(16)	(40)
Deduct: Premium benefit of fuel contracts not designated as hedges	—	(14)		—	(28)
Fuel and oil expense, excluding special items (economic)	$1,698	$1,543	10.0	$6,201	$5,907	5.0

Total operating expenses, as reported	$7,183	$6,558		$25,824	$22,797
Deduct: TWU 556 Labor contract adjustment (a)	—	—		(180)	—
Deduct: SWAPA Labor contract adjustment (b)	(426)	—		(318)	—
Deduct: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	(5)	(28)		(16)	(40)
Deduct: Premium benefit of fuel contracts not designated as hedges	—	(14)		—	(28)
Deduct: Impairment of long-lived assets	—	—		—	(35)
Deduct: DOT settlement	(107)	—		(107)	—
Deduct: Litigation settlement	—	—		(12)	—
Total operating expenses, excluding special items	$6,645	$6,516	2.0	$25,191	$22,694	11.0
Deduct: Fuel and oil expense, excluding special items (economic)	(1,698)	(1,543)		(6,201)	(5,907)
Operating expenses, excluding Fuel and oil expense and special items	$4,947	$4,973	(0.5)	$18,990	$16,787	13.1
Add (Deduct): Profitsharing expense	41	49		(118)	(127)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$4,988	$5,022	(0.7)	$18,872	$16,660	13.3

Operating income (loss), as reported	$(361)	$(386)		$267	$1,017
Add: TWU 556 contract adjustment (a)	—	—		180	—
Add: SWAPA contract adjustment (b)	426	—		318	—
Add: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	5	28		16	40
Add: Premium benefit of fuel contracts not designated as hedges	—	14		—	28
Add: Impairment of long-lived assets	—	—		—	35
Add: DOT settlement	107	—		107	—
Add: Litigation settlement	—	—		12	—
Operating income (loss), excluding special items	$177	$(344)	n.m.	$900	$1,120	(19.6)

Other (gains) losses, net, as reported	$(17)	$(45)		$(62)	$12
Add: Mark-to-market impact from fuel contracts settling in current periods	(9)	17		17	41
Add: Premium benefit of fuel contracts not designated as hedges	—	14		—	28
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	—	3		4	(4)
Other (gains) losses, net, excluding special items	$(26)	$(11)	136.4	$(41)	$77	n.m.

	Three months ended			Year ended
	December 31,			December 31,
	2023	2022	Percent Change	2023	2022	Percent Change
Income (loss) before income taxes, as reported	$(243)	$(286)		$676	$728
Add: TWU 556 contract adjustment (a)	—	—		180	—
Add: SWAPA contract adjustment (b)	426	—		318	—
Add: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	5	28		16	40
Add: Impairment of long-lived assets	—	—		—	35
Add (Deduct): Mark-to-market impact from fuel contracts settling in current periods	9	(17)		(17)	(41)
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	—	(3)		(4)	4
Add: Loss on extinguishment of debt	—	1		—	193
Add: DOT settlement	107	—		107	—
Add: Litigation settlement	—	—		12	—
Income (loss) before income taxes, excluding special items	$304	$(277)	n.m.	$1,288	$959	34.3

Provision (benefit) for income taxes, as reported	$(24)	$(66)		$178	$189
Add: Net income tax impact of fuel and special items (c)	95	15		124	47
Provision (benefit) for income taxes, net, excluding special items	$71	$(51)	n.m.	$302	$236	28.0

Net income (loss), as reported	$(219)	$(220)		$498	$539
Add: TWU 556 contract adjustment (a)	—	—		180	—
Add: SWAPA contract adjustment (b)	426	—		318	—
Add: Fuel hedge contracts settling in the current period, but for which gains were reclassified from AOCI	5	28		16	40
Add: Impairment of long-lived assets	—	—		—	35
Add (Deduct): Mark-to-market impact from fuel contracts settling in current periods	9	(17)		(17)	(41)
Add: Loss on extinguishment of debt	—	1		—	193
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	—	(3)		(4)	4
Add: DOT settlement	107	—		107	—
Add: Litigation settlement	—	—		12	—
Deduct: Net income (loss) tax impact of fuel and special items (c)	(95)	(15)		(124)	(47)
Net income (loss), excluding special items	$233	$(226)	n.m.	$986	$723	36.4

Net income (loss) per share, diluted, as reported	$(0.37)	$(0.37)		$0.81	$0.87
Add (Deduct): Impact of special items	0.83	(0.01)		0.96	0.36
Add: Net impact of net income (loss) above from fuel contracts divided by dilutive shares	0.02	0.02		—	—
Deduct: Net income (loss) tax impact of special items (c)	(0.14)	(0.02)		(0.20)	(0.07)
Add: GAAP to Non-GAAP diluted weighted average shares difference (d)	0.03	—		—	—
Net income (loss) per share, diluted, excluding special items	$0.37	$(0.38)	n.m.	$1.57	$1.16	35.3

Operating expenses per ASM (cents)	¢ 15.78	¢ 17.49		¢ 15.16	¢ 15.36
Deduct: Impact of special items	(8.47)	(8.20)		(7.80)	(0.03)
Add (Deduct): Fuel and oil expense divided by ASMs	3.74	4.23		3.65	(4.03)
Add (Deduct): Profitsharing expense divided by ASMs	(0.09)	(0.13)		0.07	(0.08)
Operating expenses per ASM, excluding Fuel and oil expense, profitsharing, and special items (cents)	¢ 10.96	¢ 13.39	(18.1)	¢ 11.08	¢ 11.22	(1.2)

(a) Represents changes in estimate related to the contract ratification bonus for the Company’s Flight Attendants as part of the tentative agreement reached in October 2023 with the Transport Workers Union 556 ("TWU 556"). The Company began accruing for all of its open labor contracts on April 1, 2022, and this incremental $180 million expense extends the timeframe covered by the ratification bonus to the date the Flight Attendant contract became amendable on November 1, 2018, to compensate for missed wage increases over that time period. The Company’s consolidated financial statements for the year ended December 31, 2023 include market rate wage accruals for all workgroups with open collective bargaining agreements. See the Note Regarding Use of Non-GAAP Financial Measures for further information.
(b) Represents changes in estimate related to the contract ratification bonus for the Company’s Pilots as part of the tentative agreement reached in December 2023 with SWAPA. The Company began accruing for all of its open labor contracts on April 1, 2022, and this incremental $426 million expense for the three months ended December 31, 2023 represents an increase in retroactive pay associated with wage rates for purposes of calculating the ratification bonus agreed to for Pilots for periods prior to fourth quarter 2023. The Company’s consolidated financial results for all periods prior to the fourth quarter of 2023 had included estimated market rate wage accruals for Pilots, however the tentative agreement includes higher pay rates for those periods in the amounts of $318 million for periods prior to 2023 and $54 million, $24 million, and $30 million for the first, second, and third quarters of 2023, respectively. See the Note Regarding Use of Non-GAAP Financial Measures for further information.
(c) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(d) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net loss position on a GAAP basis versus a Net income position on a Non-GAAP basis for the three months ended December 31, 2023.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,		Percent	December 31,		Percent
	2023	2022	Change	2023	2022	Change
Revenue passengers carried (000s)	35,983	32,899	9.4	137,279	126,586	8.4
Enplaned passengers (000s)	44,766	40,536	10.4	171,817	156,982	9.5
Revenue passenger miles (RPMs) (in millions) (a)	35,580	31,303	13.7	136,256	123,843	10.0
Available seat miles (ASMs) (in millions) (b)	45,513	37,490	21.4	170,323	148,467	14.7
Load factor (c)	78.2%	83.5%	(5.3) pts.	80.0%	83.4%	(3.4) pts.
Average length of passenger haul (miles)	989	952	3.9	993	978	1.5
Average aircraft stage length (miles)	739	713	3.6	730	728	0.3
Trips flown	385,291	332,402	15.9	1,459,427	1,298,219	12.4
Seats flown (000s) (d)	61,293	52,000	17.9	231,409	201,913	14.6
Seats per trip (e)	159.1	156.4	1.7	158.6	155.5	2.0
Average passenger fare	$172.60	$168.42	2.5	$172.18	$169.12	1.8
Passenger revenue yield per RPM (cents) (f)	17.46	17.70	(1.4)	17.35	17.29	0.3
RASM (cents) (g)	14.99	16.46	(8.9)	15.32	16.04	(4.5)
PRASM (cents) (h)	13.65	14.78	(7.6)	13.88	14.42	(3.7)
CASM (cents) (i)	15.78	17.49	(9.8)	15.16	15.36	(1.3)
CASM, excluding Fuel and oil expense (cents)	12.04	13.26	(9.2)	11.51	11.33	1.6
CASM, excluding special items (cents)	14.60	17.38	(16.0)	14.79	15.29	(3.3)
CASM, excluding Fuel and oil expense and special items (cents)	10.87	13.26	(18.0)	11.15	11.31	(1.4)
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	10.96	13.39	(18.1)	11.08	11.22	(1.2)
Fuel costs per gallon, including fuel tax (unhedged)	$3.07	$3.50	(12.3)	$2.95	$3.52	(16.2)
Fuel costs per gallon, including fuel tax	$3.01	$3.27	(8.0)	$2.89	$3.10	(6.8)
Fuel costs per gallon, including fuel tax (economic)	$3.00	$3.18	(5.7)	$2.89	$3.07	(5.9)
Fuel consumed, in gallons (millions)	565	484	16.7	2,143	1,922	11.5
Active fulltime equivalent Employees	74,806	66,656	12.2	74,806	66,656	12.2
Aircraft at end of period (j)	817	770	6.1	817	770	6.1
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included four Boeing 737 Next Generation aircraft in temporary storage as of December 31, 2022.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve Months Ended
	December 31, 2023
Operating income, as reported	$267
TWU 556 contract adjustment	180
SWAPA contract adjustment	318
Net impact from fuel contracts	16
DOT settlement	107
Litigation settlement	12
Operating income, non-GAAP	$900
Net adjustment for aircraft leases (a)	128
Adjusted operating income, non-GAAP (A)	$1,028

Non-GAAP tax rate (B)	23.5%	(d)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$786

Debt, including finance leases (b)	$8,033
Equity (b)	10,676
Net present value of aircraft operating leases (b)	1,029
Average invested capital	$19,738
Equity adjustment (c)	(168)
Adjusted average invested capital (D)	$19,570

Non-GAAP ROIC, pre-tax (A/D)	5.3%

Non-GAAP ROIC, after-tax (C/D)	4.0%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses that will settle in future periods, including those associated with the Company's fuel hedges. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP full year tax rate as of December 31, 2023, was 26.3 percent, and the full year Non-GAAP tax rate was 23.5 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$9,288	$9,492
Short-term investments	2,186	2,800
Accounts and other receivables	1,154	1,040
Inventories of parts and supplies, at cost	807	790
Prepaid expenses and other current assets	520	686
Total current assets	13,955	14,808
Property and equipment, at cost:
Flight equipment	26,060	23,725
Ground property and equipment	7,460	6,855
Deposits on flight equipment purchase contracts	236	376
Assets constructed for others	62	28
	33,818	30,984
Less allowance for depreciation and amortization	14,443	13,642
	19,375	17,342
Goodwill	970	970
Operating lease right-of-use assets	1,223	1,394
Other assets	964	855
	$36,487	$35,369
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,862	$2,004
Accrued liabilities	3,563	2,043
Current operating lease liabilities	208	225
Air traffic liability	6,551	6,064
Current maturities of long-term debt	29	42
Total current liabilities	12,213	10,378

Long-term debt less current maturities	7,978	8,046
Air traffic liability - noncurrent	1,728	2,186
Deferred income taxes	2,053	1,985
Noncurrent operating lease liabilities	985	1,118
Other noncurrent liabilities	981	969
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,153	4,037
Retained earnings	16,331	16,261
Accumulated other comprehensive income	—	344
Treasury stock, at cost	(10,823)	(10,843)
Total stockholders' equity	10,549	10,687
	$36,487	$35,369

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(219)	$(220)	$498	$539
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	415	367	1,522	1,351
Impairment of long-lived assets	—	—	—	35
Unrealized mark-to-market adjustment on available for sale securities	—	(3)	(4)	4
Unrealized/realized (gain) loss on fuel derivative instruments	14	(44)	—	(2)
Deferred income taxes	(42)	32	169	228
Loss on extinguishment of debt	—	1	—	193
Changes in certain assets and liabilities:
Accounts and other receivables	316	259	(89)	422
Other assets	(14)	(51)	60	(66)
Accounts payable and accrued liabilities	697	500	1,343	936
Air traffic liability	(721)	(175)	29	525
Other liabilities	43	(43)	(137)	(334)
Cash collateral provided to derivative counterparties	(50)	(28)	(56)	(69)
Other, net	(14)	(16)	(171)	28
Net cash provided by operating activities	425	579	3,164	3,790

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(707)	(1,355)	(3,520)	(3,924)
Assets constructed for others	(11)	(9)	(33)	(22)
Purchases of short-term investments	(1,623)	(1,379)	(6,970)	(5,592)
Proceeds from sales of short-term and other investments	1,677	1,810	7,591	5,792
Net cash used in investing activities	(664)	(933)	(2,932)	(3,746)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	12	12	48	45
Payments of long-term debt and finance lease obligations	(7)	(611)	(85)	(2,437)
Payments of cash dividends	—	—	(428)	—
Proceeds of terminated interest rate derivative instruments	23	—	23	—
Payments for repurchases and conversions of convertible debt	—	—	—	(648)
Other, net	2	2	6	8
Net cash provided by (used in) financing activities	30	(597)	(436)	(3,032)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(209)	(951)	(204)	(2,988)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	9,497	10,443	9,492	12,480

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,288	$9,492	$9,288	$9,492

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; Net income (loss) per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents). The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent filings.
The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Accruals associated with ongoing labor contract negotiations with TWU 556, which represents the Company’s Flight Attendants. These amounts accrued in 2023 relate to additional compensation for services performed by Employees outside of this fiscal year;
2.Accruals associated with labor contract negotiations with SWAPA, which represents the Company’s Pilots. These amounts accrued during the fourth quarter 2023 and/or for the fiscal year 2023, relate to additional compensation for services performed by Employees outside of those applicable fiscal periods;
3.Noncash impairment charges, primarily associated with adjustments to the salvage values for previously retired airframes;

4.A charge associated with a settlement reached with the Department of Transportation as a result of the Company's December 2022 operational disruption;
5.A charge associated with a tentative litigation settlement regarding certain California state meal-and-rest-break regulations for flight attendants;
6.Unrealized mark-to-market adjustment associated with certain available for sale securities; and
7.Losses associated with the partial extinguishment of the Company's Convertible Notes and early prepayment of debt. Such losses are incurred as a result of opportunistic decisions made by the Company to prepay portions of its debt, most of which was incurred during the pandemic in order to provide liquidity during the prolonged downturn in air travel.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; Net income (loss) per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents).

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income (loss), non-GAAP and Operating income (loss), non-GAAP. The comparable GAAP measures include charges or benefits that are deemed "special items" that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since "special items" cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.

The Company has also provided adjusted debt, invested capital, and adjusted debt to invested capital (leverage), which are non-GAAP measures of financial performance. Management believes these supplemental measures can provide a more accurate view of the Company's leverage and risk, since they consider the Company’s debt and debt-like obligation profile and capital. Leverage ratios are widely used by investors, analysts, and rating agencies in the valuation, comparison, rating, and investment recommendations of companies. Although adjusted debt, invested capital, and leverage ratios are commonly-used financial measures, definitions of each differ; therefore, the Company is providing an explanation of its calculations for non-GAAP adjusted debt and adjusted equity in the accompanying reconciliation below in order to allow investors to compare and contrast its calculations to the calculations provided by other companies. Invested capital is adjusted debt plus adjusted equity. Leverage is calculated as adjusted debt divided by invested capital.

December 31, 2023
(in millions)
Current maturities of long-term debt, as reported	$29
Long-term debt less current maturities, as reported	7,978
Total debt, including finance leases	8,007
Add: Net present value of aircraft operating leases	950
Adjusted debt (A)	$8,957

Total stockholders' equity, as reported	$10,549
Deduct: Equity Adjustment (a)	4
Adjusted equity (B)	$10,545

Invested capital (A+B)	$19,502

Leverage: Adjusted debt to invested capital (A/(A+B))	46%
(a) The Equity adjustment adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses that will settle in future periods, including those associated with the Company's fuel hedges.